Exhibit 10.3

FORM OF DUKE REALTY CORPORATION

2010 PERFORMANCE SHARE PLAN

LTIP UNIT AWARD AGREEMENT

Name of the Participant: [                    ] (the “Participant”)

Performance Period: January 1, 201    through December 31, 201

Target Value of Award on Grant Date: [$                ]

Fair Market Value of a Share on Grant Date: [$                ]

Target No. of LTIP Units Issued: [                    ]

Grant Date: [                ]

RECITALS

A. The Participant is an officer of Duke Realty Corporation, an Indiana corporation (the “Company”) and provides services to Duke Realty Limited Partnership, an Indiana limited partnership, through which the Company conducts substantially all of its operations (the “Partnership”).

B. Pursuant to the Company’s 2005 Long-Term Incentive Plan (as amended and supplemented from time to time, the “Plan”), the Company’s 2010 Performance Share Plan (the “Performance Plan”) and the Fifth Amended and Restated Agreement of Limited Partnership (as amended and supplemented from time to time, the “LP Agreement”) of the Partnership, the Company hereby grants the Participant an Other Stock-Based Award pursuant to the Plan (an “Award”) and hereby causes the Partnership to issue to the Participant, the number of LTIP Units (as defined in the LP Agreement) set forth above (the “Award LTIP Units”) having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the LP Agreement. Unless otherwise indicated, capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Plan.

C. The Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is entitled to receive the Award LTIP Units. After the date hereof, the Committee may determine that the Participant is entitled to additional LTIP Units with respect to the Performance Period set forth above, in which case additional LTIP Units shall be issued pursuant to the terms of this Agreement and shall be subject to the terms of this Agreement. The exact number of LTIP Units earned shall be determined following the conclusion of the Performance Period based on the AFFO Payout Percentage, the Total Shareholder Return Payout Percentage and the Leverage Metrics Payout Percentage as provided for herein. Any Award LTIP Units not earned upon the end of the Performance Period will be forfeited and any additional LTIP Units owed to the Participant shall be issued as soon as reasonably practical following the end of the Performance Period.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:

1. Effectiveness of Award. The Participant shall be admitted as a partner of the Partnership with beneficial ownership of the Award LTIP Units as of the Grant Date by (i) signing and delivering to the Partnership a copy of this Agreement and (ii) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the LP Agreement (attached hereto as Exhibit A). Upon execution of this Agreement by the Participant, the Partnership and the Company, the books and records of the Partnership maintained by the General Partner shall reflect the issuance to the Participant of the Award LTIP Units. Thereupon, the Participant shall have all the rights of a Limited Partner of the Partnership with respect to a number of LTIP Units equal to the Award LTIP Units, subject, however, to the restrictions and conditions specified in Section 2 below and elsewhere herein. The LTIP Units are uncertificated securities of the Partnership and upon the Participant’s request the General Partner shall confirm the number of LTIP Units issued to the Participant.

2. Vesting and Earning of Award LTIP Units.

(a) This Award is subject to performance vesting and a continuous service requirement during the Performance Period. The Award LTIP Units will be subject to forfeiture based on the Company’s performance to the extent provided in this Agreement.

(b) (i) The number of LTIP Units earned upon settlement of this Award will equal the sum of (A) the Award LTIP Units times the Combined Payout Percentage (“LTIP Unit Equivalent”), plus (B) the number of additional LTIP Units that would have been accumulated if the LTIP Units determined pursuant to clause (A) had been issued by the Company on the first day of the Performance Period and all dividends paid by the Company with respect to such LTIP Unit Equivalent (reduced by the distributions actually paid with respect to the Award LTIP Units) had been reinvested in Shares at a price equal to the Fair Market Value of one Share on the ex-dividend date (together, the “Earned LTIP Unit Equivalent”). The Combined Payout Percentage shall equal the simple average of the AFFO Payout Percentage, the Total Shareholder Return (“TSR”) Payout Percentage and the Leverage Metrics Payout Percentage as determined under the following tables. The Leverage Metrics Payout Percentage shall mean the simple average of the Fixed Charge Coverage Ratio Payout Percentage and the Debt Plus Preferred to EBITDA Ratio Payout Percentage:

Performance Level	Average Annual Growth in AFFO per Share for the Performance Period	AFFO Payout Percentage
Superior
Target
Threshold

Performance Level	Annualized TSR Percentile Rank for the Performance Period	TSR Payout Percentage
Superior
Stretch
Target
Threshold

Performance Level	Fixed Charge Coverage Ratio	Fixed Charge Coverage Ratio Payout Percentage
Superior
Target
Threshold

Performance Level	Debt Plus Preferred to EBITDA Ratio	Debt Plus Preferred to EBITDA Ratio Payout Percentage
Superior
Target
Threshold

The AFFO Payout Percentage, the Fixed Charge Coverage Ratio Payout Percentage and the Debt Plus Preferred to EBITDA Ratio Payout Percentage shall be interpolated between the Threshold and Superior performance levels, with the maximum Payout Percentages for each equal to 200%. The TSR Payout Percentage shall not be interpolated. For example, if the Average Annual Growth in AFFO per Share for the Performance Period was 1.5%, the Annualized TSR for the Performance Period was in the 55th Percentile, the Fixed Charge Coverage Ratio was 3.15 and the Debt Plus Preferred to EBITDA Ratio was 6.875, then the Combined Payout Percentage would equal 95.83%: the sum of [(a) 75% (AFFO Payout Percentage), (b) 100% (TSR Payout Percentage), and (c) 112.5% (the average of the two Leverage Metric Payout Percentages)] divided by 3. A payout percentage for a particular performance metric shall be zero percent if the threshold performance level of that performance metric is not attained.

(ii) Average Annual Growth in AFFO Per Share Computation. Except as provided below in the case of a Change in Control, Average Annual Growth in AFFO per Share shall mean the simple average of the Annual Growth in AFFO per Share for the three calendar years of the Performance Period. Annual Growth in AFFO per Share for a calendar year shall mean the percentage by which AFFO for the applicable calendar year exceeds AFFO for the prior calendar year. AFFO growth may be a negative percentage. AFFO shall be computed in a consistent manner from year to year and in accordance with disclosures made by the Company in its SEC filings or applicable supplemental data filed on the Company’s website.

In general, AFFO means core Funds from Operations less recurring building improvements and second generation capital expenditures and adjusted for certain non-cash items such as straight line rental income, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

(iii) Annualized TSR Computation. Except as provided below in the case of a Change in Control, Annualized TSR for the Performance Period shall mean the annualized return, assuming annual compounding, that would cause (A) the Fair Market Value of one share of Stock on the date immediately preceding the beginning of the Performance Period, to equal (B) the sum of (x) the Fair Market Value of one share of Stock at the end of the Performance Period and (y) the cumulative value of the Company’s dividends paid over the Performance Period, assuming the reinvestment of such dividends into Stock on the ex-dividend date.

The Company’s Annualized TSR for the Performance Period shall be compared to the Annualized TSR for the Performance Period computed in a consistent manner for the following companies (“Peer Group”):

Peer #1

Peer #2

Peer #3

Peer #4

Peer #5

Peer #6

Peer #7

Peer #8

Peer #9

Peer #10

Percentile Rank shall mean the percentage that is (a) the number of Peer Group companies with an Annualized TSR that is less than the Company’s Annualized TSR, divided by (b) the total number of companies in the Peer Group. For example, if four of the Peer Group companies had an Annualized TSR over the Performance Period that was less than the Company’s Annualized TSR, the Annualized TSR for the Performance Period would be in the 40th percentile [4/10].

In the event any of the companies in the Peer Group cease to be traded on a nationally recognized stock exchange during the Performance Period, such company shall be removed from the Peer Group and excluded from the percentile computations. However, if the reason for the cessation of trading was due to bankruptcy, insolvency or, at the discretion of the Committee, the acquisition of the company as the result of financial distress, the Annualized TSR performance of such company will be treated as underperforming the Company’s Annualized TSR.

(iv) Leverage Metrics Computation. Except as provided below in the case of a Change in Control, Fixed Charge Coverage Ratio shall mean Core EBITDA divided by [interest expense + preferred dividends + capitalized interest].

Except as provided below in the case of a Change in Control, Debt plus Preferred to EBITDA Ratio shall mean [Company debt + preferred stock - cash] divided by Core EBITDA.

Core EBITDA and each of the components thereof used in the above definitions shall be based upon the final yearof the Performance Period except that Core EBITDA and earnings shall be adjusted (i) to include a full year’s EBITDA and earnings from properties acquired during the year and for development projects that were placed in service during the year, and (ii) to exclude all EBITDA and earnings from properties that were sold during such year.

Core EBITDA shall mean earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude gains or losses on land or other property sales, gains or losses pertaining to acquisitions, impairment charges, capital transactions, and severance charges related to major overhead restructuring activities.

In the event that a major capital transaction (including a spin-off, the issuance or redemption of debt, preferred stock, common stock and limited partnership interests of Duke Realty Limited Partnership, or other similar transactions as determined by the Committee) occurred during the year, pro forma adjustments shall be made to the applicable components of the Leverage Metric computations as if such capital transaction had occurred at the beginning of the year.

All computations of the Leverage Metrics computations shall be determined in a manner consistent with the disclosures made in the applicable quarterly Supplemental Information report contained on the Company’s website. In addition, each component shall be adjusted to include the Company’s applicable share of such components from joint ventures.

(c) Earned LTIP Unit Equivalent Compared to Award LTIP Units. If the Earned LTIP Unit Equivalent is smaller than the aggregate number of Award LTIP Units previously issued to the Participant, then the Participant shall forfeit a number of Award LTIP Units equal to the difference without payment of any consideration by the Partnership; thereafter the term Award LTIP Units will refer only to the Award LTIP Units that were not so forfeited and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the LTIP Units that were so forfeited. If the Earned LTIP Unit Equivalent is greater than the aggregate number of Award LTIP Units previously issued to the Participant, then, upon the performance of the calculations set forth in Section 2(b) above: (i) the Company shall cause the Partnership to issue to the Participant a number of additional LTIP Units equal to the difference; (ii) such additional LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award (though, for the avoidance of doubt, will have a Grant Date as of the date actually issued and not as of the original Grant Date for purposes of Section 8(b) herein); (iii) the Company and the Partnership shall take such corporate and partnership action as is necessary to accomplish the grant of such additional LTIP Units; and (iv) thereafter the term Award LTIP Units will refer collectively to the Award LTIP Units, if any, issued prior to such additional grant plus such additional LTIP Units; provided that such issuance will be subject to the Participant confirming the truth and accuracy of the representations set forth in Section 13 hereof and executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the Earned LTIP Unit Equivalent is the same as the number of Award LTIP Units previously issued to the Participant, then there will be no change to the number of Award LTIP Units.

(d) Termination of Employment. The continuous service requirements of Section 2(a) of this Agreement shall be applied to this Award as follows:

(i) In the event of termination of the Participant’s employment (A) by the Participant upon Retirement or (B) by reason of the Participant’s death or Disability (each a “Qualified Termination”) after the Grant Date, but prior to the end of the Performance Period, then, subject to the provisions of Section 2(d)(ii) below, the Participant will retain the number of Award LTIP Units previously granted to him or her with respect to the Performance Period, but all calculations and payments, if any, with respect to this Award shall be made at the same time and on the same conditions set forth in this Section 2 for other Participants.

(ii) As consideration for the continued vesting of the Award LTIP Units as a result of the Participant’s Retirement, and provided that the Participant has not previously entered into a non-competition agreement with the Company, the Participant shall enter into a non-competition agreement with the Company at the time of the Participant’s Retirement if requested by the Committee or the Chief Executive Officer within 60 days following the date of Retirement, in such form as shall be reasonably determined by the Committee. In the event that the Participant refuses to enter into such non-competition agreement, then all of the Award LTIP Units that were not vested as of the date immediately preceding the date of the Participant’s Retirement shall expire on the earlier of (A) the time of such refusal, or (B) 5:00 p.m., Eastern time, on the 60th day following the date of the Participant’s Retirement. In the event that the Participant enters into or has previously entered into a non-competition agreement and breaches such agreement, any outstanding Award LTIP Units and any outstanding Performance Shares granted under the Performance Share Plan that were not vested as of the date immediately preceding the date of Retirement shall expire immediately as of the time of such breach.

(iii) In the event of a termination of the Participant’s employment for any reason other than a Qualified Termination prior to the end of the Performance Period, this Award shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in this Award, and any related Award LTIP Units.

(e) Change in Control. The Change in Control provisions of Section 5.8 of the Performance Plan shall be applied to this Award as follows:

(i) If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, the AFFO per Share performance level shall be deemed to be at target and, therefore, the AFFO Payout Percentage shall be 100 percent. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Average Annual Growth in AFFO per

Share shall equal the simple average of the Annual Growth in AFFO per share for the first two calendar years of the Performance Period, and the AFFO Payout Percentage shall be determined accordingly.

(ii) If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, the Annualized TSR performance level shall be deemed to be at target and, therefore, the TSR Payout Percentage shall be 100 percent. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Annualized TSR shall be determined based on the number of full and partial years from the beginning of the Performance Period to the date of the Change in Control. The Average Annual TSR, if applicable, shall be determined based on the number of full and partial years from the beginning of the Performance Period to the date of the Change in Control.

(iii) If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, each of the Leverage Metric performance levels shall be deemed to be at target, and therefore the Leverage Metric Payout Percentage shall be 100%. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Leverage Metric Payout Percentage shall be equal to the greater of (i) 100% or (ii) the Leverage Metric Payout Percentage computed using the most recent full quarter preceding the date of the Change in Control.

(iv) Subject to the provisions of Section 2(e)(v) below, after the determination of the Earned LTIP Unit Equivalent upon a Change in Control, if the Participant has incurred a Qualified Termination prior to the Change in Control, the Earned LTIP Unit Equivalent shall be determined as soon as reasonably practicable, and such Participant shall receive payment for his Award LTIP Units, including additional LTIP Units required to be issued under Section 2(c), in cash within 30 days of the consummation of the Change in Control. Otherwise, the dollar value of this Award shall be fixed at the dollar amount determined pursuant to Section 2(b) and (c) above based on the Fair Market Value of the Shares as of the date of the Change in Control and be payable in cash, but shall only be paid to the Participant upon the earlier of (A) between January 1 and March 15 of the year following the last day of the Performance Period if the Participant remains employed by the Company (or its successor) until the last day of the Performance Period, or (B) within 30 days of the termination of the Participant’s employment by the Company (or its successor) without Cause or by the Participant’s Resignation for Good Reason prior to the end of the Performance Period if such termination of employment occurs within 12 months following the Change in Control. Notwithstanding the foregoing, if the Company’s successor does not irrevocably and unconditionally agree to assume this Award in connection with the Change in Control, the dollar value of this Award shall be fully paid out to the Participant in cash within 30 days of the consummation of the Change in Control.

(v) If in connection with the Change in Control, holders of Common Units have the opportunity to receive substitute securities upon consummation of the Change in Control, the Partnership shall use commercially reasonable efforts to afford the Participant the right to participate in an exchange of partnership interests with respect to the Earned LTIP Unit

Equivalent on terms as comparable as reasonably possible to those for a holder of an equal number of Common Units in connection with such Change in Control, subject to the continuing application of any restrictions then applicable to the LTIP Units included in the Earned LTIP Unit Equivalent under the Partnership Agreement, this Award, the Performance Plan or the Plan. In the absence of such an alternative (including by reason of the Participant’s failure to execute the required documentation, meet eligibility requirements or take required steps to participate in the exchange), the provisions of Section 2(e)(iv) above shall apply automatically without any action being required or permitted by the Participant. For the avoidance of doubt, the foregoing provisions of this Section 2(e)(v) shall not be deemed to create any duty or obligation for the Partnership or the General Partner to make available to the Participant a structure that preserves for the Participant following the consummation of the Change in Control the amount, type or timing of income, gain or loss expected to be recognized by the Participant for U.S. federal income tax purposes if his or her LTIP Units had been converted into Common Units, or to make available the opportunity to exchange the Earned LTIP Unit Equivalent for substitute securities with terms materially the same, with respect to rights to allocations, distributions, redemption, conversion and voting, as the LTIP Units before such Change in Control.

3. Distributions. The Participant shall be entitled to receive distributions with respect to the Award LTIP Units to the extent provided for in the Partnership Agreement as follows:

(a) The Award LTIP Units are hereby designated as “Special LTIP Units.”

(b) The LTIP Unit Distribution Participation Date with respect to the Award LTIP Units is the Grant Date set forth in this Agreement.

(c) The Special LTIP Unit Full Participation Date with respect to the Award LTIP Units is the date on which the Earned LTIP Unit Equivalent is determined pursuant to the applicable clause of Section 2 hereof.

(d) The Special LTIP Unit Sharing Percentage with respect to the Award LTIP Units is 10 percent.

(e) All distributions paid with respect to the Award LTIP Units shall be fully vested and non-forfeitable when paid, whether or not the Award LTIP Units have been earned based on performance or have become vested based on continued employment as provided in Section 2 hereof.

4. Rights with Respect to Award LTIP Units. Without duplication with the provisions of Article 15 of the Plan or the Partnership Agreement, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or capital stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, spin-off, or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than ordinary cash dividends, shall occur, or (iii) any other event shall occur which, in each case in the judgment of the Committee, necessitates action by way of adjusting the terms of this Award, then and in that event, the Committee may take such action, if any, as it determines to be reasonably required to maintain the Participant’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement prior to such event, including, but not limited to, substitution of other awards under the Plan.

5. Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant and to Awards of this type.

6. Incorporation of Performance Plan and the Plan; Interpretation by Committee. This Agreement is subject in all respects to the terms, conditions, limitations and definitions contained in the Performance Plan and the Plan. In the event of any discrepancy or inconsistency between this Agreement, the Performance Plan and the Plan, the terms and conditions of the Performance Plan shall control except that in the case of a Change in Control, the provisions of this Agreement shall control. The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Performance Plan, the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. In the event of any dispute or disagreement as to interpretation of the Performance Plan, the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Performance Plan, the Plan or this Agreement, the decision of the Committee shall be final and binding upon all persons.

7. Defined Terms. For purposes of this Agreement, the following defined terms shall have the meanings specified herein:

(a) “Employer” means either the Company or any Affiliate that employs the Participant.

(b) “Redemption Right” is defined in Section 7.07(a) of the LP Agreement.

(c) “Resignation for Good Reason” after a Change in Control means, without the Participant’s prior written consent: (i) a forced move to a location more than 60 miles from the Participant’s place of business immediately prior to the Change in Control; or (ii) a material reduction in the Participant’s base salary and/or annual incentive bonus target as compared to that in effect immediately prior to the Change in Control. The Participant may not resign for Good Reason without providing the Employer written notice of the grounds that the Participant believes constitute Good Reason and giving the Employer at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

(d) “Retirement” means the Participant’s termination of employment with the Employer, other than a Termination for Cause, on or after the date the Participant attains the age of 55 years provided that, as of the date of termination, the sum of the number of whole years of the Participant’s employment with the Company or an Affiliate plus the Participant’s age totals at least 65 years.

8. Restrictions on Transfer. None of the Award LTIP Units granted hereunder nor any of the common units of the Partnership into which such Award LTIP Units may be converted (the “Award Common Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, or encumbered, whether voluntarily or by operation of law or by conversion into Common Units (each such action a “Transfer”) until the later of the date that (a) the Award LTIP Units vest and (b) is two (2) years after the applicable Grant Date. From and after such date, any Transfer of Award LTIP Units or Award Common Units shall be in accordance with the provisions of Section 7.02 of the LP Agreement; provided, however, that the minimum unit transfer requirement in Section 7.02(iii) of the LP Agreement shall not apply. Additionally, all Transfers of Award LTIP Units or Award Common Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended, the “Securities Act”). In connection with any Transfer of Award LTIP Units or Award Common Units, the Partnership may require the Participant to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award LTIP Units or Award Common Units not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award LTIP Units or Award Common Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award LTIP Units or Award Common Units. Except as otherwise provided herein, this Agreement is personal to the Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9. Legend. The records of the Partnership and any other documentation evidencing the Award LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein, in the Plan and in the LP Agreement.

10. Tax Matters; Section 83(b) Election. The Participant may make an election to include in gross income in the year of transfer the fair market value of the Award LTIP Units hereunder pursuant to Section 83(b) of the Code.

11. Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award LTIP Units granted hereunder, the Participant will pay to the Company or, if appropriate, any of its Subsidiaries, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Company may cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Participant in respect of the Participant’s exercise of the Redemption Right a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due, or (ii) withholding from Award LTIP Units granted to the Participant with an aggregate value that would satisfy the withholding amount due. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

12. Amendment; Modification. This Agreement may only be modified or amended in a writing signed by the parties hereto, provided that the Participant acknowledges that the Plan may be amended or modified in accordance with Section 16.1 thereof and that this Agreement may be amended or canceled by the Committee, on behalf of the Company and the Partnership, in each case for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall adversely affect the Participant’s rights under this Agreement without the Participant’s written consent. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement. The failure of the Participant or the Company or the Partnership to insist upon strict compliance with any provision of this Agreement, or to assert any right the Participant or the Company or the Partnership, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13. Complete Agreement. Other than as specifically stated herein or as otherwise set forth in any employment, change in control or other agreement or arrangement to which the Participant is a party which specifically refers to the Award LTIP Units or to the treatment of compensatory equity held by the Participant generally, this Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

14. Investment Representation; Registration. The Participant hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto as of the Grant Date. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Participant. The Participant shall promptly notify the Partnership upon discovering that any of the representations or warranties set forth on Exhibit B was false when made or have, as a result of changes in circumstances, become false. The Partnership will have no obligation to register under the Securities Act any of the Award LTIP Units or upon conversion or exchange of the Award LTIP Units into other limited partnership interests of the Partnership.

15. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Participant in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Participant at any time.

16. No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

17. Status of Award LTIP Units under the Plan. The Award LTIP Units are both issued as equity securities of the Partnership and granted as “Other Stock-Based Awards” under the Plan. The Company will have the right at its option, as set forth in the LP Agreement, to issue Shares in exchange for partnership units into which Award LTIP Units may have been converted pursuant to the LP Agreement, subject to certain limitations set forth in the LP Agreement, and such Shares, if issued, will be issued under the Plan. The Participant acknowledges that the Participant will have no right to approve or disapprove such election by the Company.

18. Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Award LTIP Units hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

19. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Indiana.

20. Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

21. Notices. Notices hereunder shall be mailed or delivered to the Company addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, IN 46240, Attention: General Counsel, and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

22. Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

23. Successors and Assigns. The rights and obligations created hereunder shall be binding on the Participant and his or her heirs and legal representatives and on the successors and assigns of the Partnership.

24. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to its agents all Relevant Information; and (ii) authorizes the Company and its agents to store and transmit such information in electronic form. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law and to the extent necessary to administer the Plan and this Agreement, and the Company and its agents will keep the Relevant Information confidential except as specifically authorized under this paragraph.

25. Electronic Delivery of Documents. By accepting this Agreement, the Participant (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing; (iii) further acknowledges that he or she may revoke his or her consent to electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that he or she is not required to consent to electronic delivery of documents.

26. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Participant’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of the Participant’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (B) the Participant’s death.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

DUKE REALTY CORPORATION

By:
Name:
Title:

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Name:
Title:

PARTICIPANT

Name:
Address:

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Duke Realty Limited Partnership, hereby becomes a party to the Fifth Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership, as amended through the date hereof (the “Partnership Agreement”).

The Grantee constitutes and appoints the General Partner and its authorized officers and attorneys-in-fact, and each of those acting singly, in each case with full power of substitution, as the Grantee’s true and lawful agent and attorney-in-fact, with full power and authority in the Grantee’s name, place and stead to carry out all acts described in Section 9.19(a) and (b) of the Partnership Agreement, such power of attorney to be irrevocable and a power coupled with an interest pursuant to Section 9.19 of the Partnership Agreement.

The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

By:
Name:
Date:

Address of Limited Partner:

EXHIBIT B

PARTICIPANT’S COVENANTS, REPRESENTATIONS AND WARRANTIES

The Participant hereby represents, warrants and covenants as follows:

(a) The Participant has received and had an opportunity to review the following documents (the “Background Documents”):

(i) The latest Annual Report to Stockholders that has been provided to stockholders;

(ii) The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders;

(iii) The Company’s Report on Form 10-K for the fiscal year most recently ended;

(iv) The Company’s Form 10-Q for the most recently ended quarter if one has been filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iv) above;

(v) Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the later of the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company;

(vi) The Fifth Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership;

(vii) The Company’s 2005 Long-Term Incentive Plan; and

(viii) The Company’s Articles of Incorporation.

The Participant also acknowledges that any delivery of the Background Documents and other information relating to the Company and the Partnership prior to the determination by the Partnership of the suitability of the Participant as a holder of Award LTIP Units shall not constitute an offer of Award LTIP Units until such determination of suitability shall be made.

(b) The Participant hereby represents and warrants that

(i) The Participant either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or (B) by reason of the business and financial experience of the Participant, together with the business and financial experience of those persons, if any, retained by the Participant to represent or advise him or her with respect to the grant to him or her of LTIP Units, the potential conversion of LTIP Units into common units of the Partnership (“Common Units”) and the potential redemption of such

Common Units for shares of Stock (“Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Participant (I) is capable of evaluating the merits and risks of an investment in the Partnership and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his or her own interest or has engaged representatives or advisors to assist him or her in protecting his or her its interests, and (III) is capable of bearing the economic risk of such investment.

(ii) The Participant understands that (A) the Participant is responsible for consulting his or her own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Participant is or by reason of the award of LTIP Units may become subject, to his or her particular situation; (B) the Participant has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Participant provides or will provide services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Participant believes to be necessary and appropriate to make an informed decision to accept this Award of LTIP Units; and (D) an investment in the Partnership and/or the Company involves substantial risks. The Participant has been given the opportunity to make a thorough investigation of matters relevant to the LTIP Units and has been furnished with, and has reviewed and understands, materials relating to the Partnership and the Company and their respective activities (including, but not limited to, the Background Documents). The Participant has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Participant to verify the accuracy of information conveyed to the Participant. The Participant confirms that all documents, records, and books pertaining to his or her receipt of LTIP Units which were requested by the Participant have been made available or delivered to the Participant. The Participant has had an opportunity to ask questions of and receive answers from the Partnership and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the LTIP Units. The Participant has relied upon, and is making his or her decision solely upon, the Background Documents and other written information provided to the Participant by the Partnership or the Company. The Participant did not receive any tax, legal or financial advice from the Partnership or the Company and, to the extent it deemed necessary, has consulted with his or her own advisors in connection with his or her evaluation of the Background Documents and this Agreement and the Participant’s receipt of LTIP Units.

(iii) The LTIP Units to be issued, the Common Units issuable upon conversion of the LTIP Units and any Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the Participant for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Participant’s right (subject to the terms of the LTIP Units, the Plan and this Agreement) at all times to sell or otherwise dispose of all or any part of his or her or her LTIP Units, Common Units or Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his or her assets being at all times within his or her control.

(iv) The Participant acknowledges that (A) neither the LTIP Units to be issued, nor the Common Units issuable upon conversion of the LTIP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such LTIP Units or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Partnership and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Participant contained herein, (C) such LTIP Units, or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such LTIP Units and Common Units and (E) neither the Partnership nor the Company has any obligation or intention to register such LTIP Units or the Common Units issuable upon conversion of the LTIP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Common Units for Shares, the Company currently intends to issue such Shares under the Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Participant is eligible to receive such Shares under the Plan at the time of such issuance and (II) the Company has filed an effective Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such Shares. The Participant hereby acknowledges that because of the restrictions on transfer or assignment of such LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units which are set forth in the Partnership Agreement and this Agreement, the Participant may have to bear the economic risk of his or her ownership of the LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units for an indefinite period of time.

(v) The Participant has determined that the LTIP Units are a suitable investment for the Participant.

(vi) No representations or warranties have been made to the Participant by the Partnership or the Company, or any officer, director, shareholder, agent, or affiliate of any of them, and the Participant has received no information relating to an investment in the Partnership or the LTIP Units except the information specified in this Paragraph (b).

(c) So long as the Participant holds any LTIP Units, the Participant shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(d) The address set forth on the signature page of this Agreement is the address of the Participant’s principal residence, and the Participant has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

(e) The representations of the Participant as set forth above are true and complete to the information and belief of the Participant, and the Partnership shall be notified promptly of any changes in the foregoing representations.